EXHIBIT 99.1

CardioGenics Raises $1.9 Million in Private Placement

Mississauga, Ontario, November 4, 2010 – CardioGenics Holdings Inc. (OTCBB: CGNH) announced today that it has completed a private placement under which it has raised $1,930,575. The shares issued in connection with the private placement do not have registration rights and are, therefore, subject to the rights and restrictions of Rule 144. Further, no warrants were issued in connection with the private placement.

The funding provides the Company with sufficient capital to complete clinical testing of its QL Care™ Analyzer and its first cardiovascular test, Troponin-I, and to process the 510K application for its QL Care™ Analyzer and Troponin-I  test through FDA approval. In addition, the funding will also permit the Company to commence work on its other three (3) cardiovascular tests which will be commercialized after the Company’s Troponin-I test receives FDA approval. The PAI-1 test will be commercialized after the first heart failure tests receive FDA approval.

The Company will also be filing a Current Report on Form 8-K with further details regarding the private placement.

About CardioGenics Holdings Inc.

Through its operating subsidiaries, the Company develops ultra-sensitive analyzers and other products targeting the immunoassay segment of the Point-Of-Care IVD testing market. It has developed the QL Care™ Analyzer, a proprietary and ultra-sensitive Point-Of-Care immuno-analyzer, which will run a number of diagnostic tests under development, the first of which will be a series of cardiovascular diagnostic tests. As part of its core proprietary technology, the Company has also developed a proprietary method for silver coating paramagnetic microspheres (a fundamental platform component of immunoassay equipment), which improve instrument sensitivity to light. The Company's principal offices are located in Mississauga, Ontario, Canada. For more information please visit www.cardiogenics.com.

Safe Harbor Statement - Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements, with words such as "anticipate, "believe," "expect," "future," "may," "will," "should," "plan," "projected," "intend," and similar expressions to identify forward-looking statements. These statements are based on the Company's beliefs and the assumptions it made using information currently available to it. Because these statements reflect the Company's current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the results discussed in the forward-looking statements. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to the Company's periodic filings with the Securities and Exchange Commission.

Contacts:

Investor Relations:

Redington Inc.
CardioGenics Desk
Tel: 203.222.7399